Exhibit 99.1

Allegheny Technologies Announces Third Quarter Results

    PITTSBURGH--(BUSINESS WIRE)--Oct. 20, 2004--Allegheny Technologies Incorporated (NYSE:ATI)




    -- Sales of $731 million increased 51% compared to the third quarter 2003

    -- Operating profit increased to $53.3 million as a result of improved performance across all business segments, especially Flat-Rolled Products

    -- Net income of $8.6 million, or $0.09 per share, compared to net loss of $28.8 million, or $(0.36) per share for the third quarter 2003

    -- $50 million voluntary pension contribution made during the third quarter

    -- Gross cost reductions totaled $103 million in the first nine months of 2004, already nearly achieving $104 million plan for 2004


    Allegheny Technologies Incorporated (NYSE:ATI) reported net income of $8.6 million, or $0.09 per share, on sales of $730.6 million for the third quarter ended September 30, 2004. Results included a LIFO (last-in, first-out) inventory valuation reserve charge of $8.5 million, primarily due to continued increases in raw material costs. Retirement benefit expense was $24.8 million in the quarter. Third quarter 2004 results do not include an income tax provision or benefit as a result of a deferred tax valuation allowance recorded in the fourth quarter 2003.
    In the third quarter 2003, ATI reported a net loss of $28.8 million, or $(0.36) per share, on sales of $482.6 million. Results included net non-recurring special charges of $3.0 million, or $(0.04) per share, a LIFO inventory valuation reserve charge of $10.5 million, and retirement benefit expense of $33.5 million.
    Results for the nine months ended September 30, 2004, were a loss of $15.2 million, or $(0.18) per share, on sales of $1,954.9 million, compared to a net loss of $81.9 million, or $(1.01) per share, on sales of $1,453.0 million for the first nine months of 2003. Nine months 2004 results include a LIFO inventory valuation reserve charge of $82.7 million, retirement benefit expense of $94.8 million, and a $40.4 million, or $0.48 per share, special gain related to actions taken to control certain retiree medical costs, net of costs related to the new ATI Allegheny Ludlum labor agreement and the J&L asset acquisition.
    Nine months 2003 results included an income tax benefit of $48.5 million, or $0.60 per share, special charges of $3.0 million, or $(0.04) per share, a $1.3 million, or $(0.02) per share, charge for the cumulative effect of change in accounting principle, a LIFO inventory valuation reserve charge of $22.8 million, and retirement benefit expense of $101.7 million.
    "We made important strides in the third quarter to transition ATI to profitability," said Pat Hassey, ATI's Chairman, President and Chief Executive Officer. "In our Flat-Rolled Products segment, the integration of our recently acquired stainless steel assets in Midland, PA and Louisville, OH is progressing very well and the new capabilities exceed our original expectations. The second new electric arc furnace at our Brackenridge, PA melt shop started up ahead of plan. The first group of retirements under the new Allegheny Ludlum labor agreement occurred in the quarter.
    "In our High Performance Metals segment, we commissioned our high performance metals long products rolling mill in Richburg, SC on October 11th. We believe the timing is right since we see further indications that we are at the beginning of a recovery in the commercial aerospace cycle.
    "ATI sales of $731 million increased significantly in all three of our business segments compared to the third quarter 2003. Operating profit also increased in each of our segments.
    "During the third quarter, our Flat-Rolled Products segment began to show the benefits of the strategic transformation of our stainless steel business. With our new capabilities, total shipments set an all-time record of over 170,000 tons. Sales increased by 80% compared to the same period last year. More importantly, operating profit exceeded $26 million as a result of increased shipments, improved demand, price restoration actions and cost reductions.
    "In our High Performance Metals segment, shipments of our premium titanium alloys increased by 7% compared to last year's third quarter. Demand for our high performance metals remained strong for military and commercial aerospace spare parts. In addition, demand improved from the OEM market and we are encouraged by build forecasts for the next few years in terms of the number and size of aircraft as well as increased high performance metals content. Our exotic alloys business continued to perform well. Demand remained strong from the government and medical markets, and from corrosion markets, particularly in Asia.
    "Sales in our Engineered Products segment increased as a result of improved demand from several key markets such as oil and gas, mining, transportation and wind energy, as well as a pickup in overall manufacturing demand.
    "The effects of the ATI Business System and our ongoing cost reductions were apparent in the third quarter. Operating profit as a percentage of sales improved to 7%. Managed working capital as a percent of annualized sales improved to just over 26% at the end of the quarter compared to nearly 31% at the end of 2003. We achieved $103 million of cost reductions, before the effects of inflation, in the first nine months of 2004 and have already nearly reached our $104 million cost reduction goal for the full year 2004.
    "In addition, we began to make progress toward achieving the previously announced $200 million of cost structure improvements and synergies from the J&L asset acquisition and new labor agreement at ATI Allegheny Ludlum.
    "During the third quarter, we improved our balance sheet. We received net cash proceeds of $230 million from our public offering. We made a $50 million voluntary cash contribution to our U.S. pension plan to improve the plan's funded position. Net cash flow from operations for the first nine months of 2004 was $58 million, excluding the voluntary pension contribution. Cash flow from operations is impressive since we invested nearly $148 million in cash for increased managed working capital, excluding the effect of the J&L asset acquisition, as business conditions improved. Cash outlays for net capital investments, acquisitions and debt repayments totaled
$52 million in the first nine months of 2004. Cash on hand at the end of the quarter was $263 million and we continued to have no cash borrowings under our secured domestic credit facility.
    "Looking at the fourth quarter 2004, we expect our operating performance, before any LIFO inventory valuation reserve charge, to be similar to the third quarter 2004, mainly due to seasonal inventory management actions by customers. Current raw materials price volatility makes it difficult to forecast the fourth quarter 2004 LIFO inventory valuation reserve. Iron scrap prices are at an all-time high and nickel prices on the LME have recently been unusually volatile. At recent raw materials prices, our fourth quarter 2004 LIFO inventory valuation reserve charge could be in the range of $15 to $20 million higher than the third quarter 2004. On a cash basis, volatile raw materials costs are mostly neutralized by our raw materials surcharge and index pricing mechanisms.
    "We see 2004 as a year in which we accomplish a transition to profitability. We see encouraging signs that the recovery that began earlier this year in most of our capital goods markets, including commercial aerospace, should continue in 2005. We believe the strategies that we put in place in 2004 are working and have positioned ATI for significantly better earnings performance in 2005."



                                Three Months Ended  Nine Months Ended
                                   September 30       September 30
                                             In Millions
                                --------------------------------------
                                  2004     2003      2004      2003
                                -------- --------- --------- ---------

Sales                            $730.6    $482.6  $1,954.9  $1,453.0

Net income (loss)                $  8.6    $(28.8) $  (15.2) $  (81.9)

Special gain (charge), net            -    $ (3.0) $   40.4  $   (3.0)

Cumulative effect of change in
 accounting principle                 -         -         -  $   (1.3)

Net income (loss) excluding
 special gain (charge) and
 before cumulative effect of
 change in accounting principle  $  8.6    $(25.8) $  (55.6) $  (77.6)

                                          Per Diluted Share
                                --------------------------------------

Net income (loss)                $ 0.09    $(0.36) $  (0.18) $  (1.01)

Special gain (charge), net            -    $(0.04) $   0.48  $  (0.04)

Cumulative effect of change in
 accounting principle                 -         -         -  $  (0.02)

Net income (loss) excluding
 special gain (charge) and
 before cumulative effect of
 change in accounting principle  $ 0.09    $(0.32) $  (0.66) $  (0.95)


    Third Quarter 2004 Financial Highlights

    -- Sales were $730.6 million, up 51% compared to the third quarter 2003. Sales increased 80% in the Flat-Rolled Products segment, 19% in the High Performance Metals segment, and 18% in the Engineered Products segment.

    -- Operating profit increased to $53.3 million as a result of improved performance across all of the business segments. The Flat-Rolled Products segment led this improvement with an operating profit of $26.7 million. ATI results included a LIFO inventory valuation reserve charge of $8.5 million, due primarily to a third quarter 2004 increase in raw materials costs, especially for nickel, chromium, molybdenum, iron scrap, and titanium scrap. For the same 2003 period, the LIFO inventory valuation reserve charge was $10.5 million.

    -- Income before taxes was $8.6 million, compared to a loss of $48.3 million in the third quarter 2003.

    -- Retirement benefit expense was $24.8 million compared to $33.5 million last year, primarily as a result of actions taken in the second quarter 2004 to control retiree medical costs.

    -- ATI made a voluntary cash contribution of $50 million to its U.S. defined benefit pension plan in September 2004 to improve the plan's funded position.

    -- Cash flow from operations, before the $50 million pension contribution, was $58.5 million for the nine months of 2004 as improved operating results offset a $147.7 million increase in managed working capital. The significant increase in sales, including the effects of raw material surcharges, resulted in higher accounts receivable and inventory levels. Year-to-date capital expenditures were $39.5 million.

    -- Cash on-hand was $262.6 million at the end of the quarter. ATI received net cash proceeds of $229.7 million from the sale of
        13.8 million shares of common stock in a public offering at $17.50 per share, which was completed on July 28, 2004. There were no borrowings outstanding under the secured domestic credit facility during the first nine months of 2004.

    -- Cost reductions, before the effects of inflation, totaled $103 million company-wide for the first nine months. ATI's initial 2004 cost reduction goal was established at $104 million, excluding the anticipated cost reductions and synergies from the J&L asset acquisition and the new labor agreement for ATI Allegheny Ludlum.

    Flat-Rolled Products Segment

    Market Conditions

    -- Demand remained good from the automotive and appliance markets. Demand continued to be strong from residential construction and remodeling, and capital goods markets such as chemical processing, oil and gas and power generation.

    Third quarter 2004 compared to third quarter 2003

    -- Sales increased 80% to $465.5 million primarily due to improved demand, the impact of higher raw material surcharges and base-selling price increases, and higher shipment volume resulting from the recently acquired assets in Midland, PA and Louisville, OH. Total finished tons shipped increased by over 50,000 tons, or 42%. Shipments of commodity products increased 49% and shipments of high-value products increased 24%. Average transaction prices, which include surcharges, were 26% higher. The average base-selling price, which excludes surcharges, for stainless steel cold-rolled sheet increased 25% compared to the third quarter 2003.

    -- The segment had operating income of $26.7 million compared to an operating loss of $4.9 million last year. The benefits of increased volume, additional surcharges, higher base-selling prices and cost reductions were partially offset by higher raw material costs, which resulted in a LIFO inventory valuation reserve charge of $9.2 million, and approximately $2 million of costs associated with flooding at our facilities in Western Pennsylvania resulting from the remnants of Hurricane Ivan. The 2003 third quarter included a LIFO inventory valuation reserve charge of $7.5 million.

    -- The J&L asset acquisition was completed on June 1, 2004. Since the acquisition was accounted for as a purchase, third quarter 2004 results did not include any operating profit on sales of purchased J&L inventory on hand at the acquisition date.

    -- Energy costs increased $0.2 million, net of $0.4 million in gains from natural gas derivatives.

    -- Results benefited from $19.5 million in cost reductions, before the effects of inflation.

    High Performance Metals Segment

    Market Conditions

    -- The commercial aerospace market showed early signs of a cyclical recovery as demand improved from the commercial OEM market. Demand for high performance metals remained strong for spare parts from the commercial and military aerospace markets. Our exotic alloys business continued to benefit from sustained high demand from government and medical markets, and from corrosion markets, particularly in Asia.

    Third quarter 2004 compared to third quarter 2003

    -- Sales increased 19% to $192.5 million. Shipments were up 7% for titanium alloys, while shipments declined 8% for nickel-based and specialty steel alloys and 13% for exotic alloys, both due in part to product mix. Average selling prices increased 13% for titanium alloys, 41% for nickel-based and specialty steel alloys, and 21% for exotic alloys. The increase in selling prices for nickel-based and specialty steel alloys was primarily due to mix and higher raw materials indices.

    -- Operating profit increased to $21.4 million compared to an operating profit of $9.5 million for the prior year period as a result of improved sales and pricing and cost reduction initiatives. Changes from the second quarter 2004 in raw material costs, inventory levels and mix resulted in a LIFO inventory valuation reserve benefit of $2.1 million in 2004, compared to $3.4 million charge in 2003.

    -- Results benefited from $17.1 million of cost reductions, before the effects of inflation.

    Engineered Products Segment

    Market Conditions

    -- Demand for tungsten products was strong from the oil and gas, mining, cutting tool and medical markets. Demand remained strong for forged products from the Class 8 truck market and improved from the oil and gas and off-road vehicle markets. Demand for cast products improved from the transportation and wind energy markets.

    Third quarter 2004 compared to third quarter 2003

    --  Sales improved 18% to $72.6 million.

    -- Operating profit improved to $5.2 million compared to $1.2 million last year due to higher sales volumes, improved pricing, and the benefits from cost reductions, which offset higher raw material costs and approximately $0.5 million of costs associated with flooding at our Rome Metals operation in Western Pennsylvania resulting from the remnants of Hurricane Ivan. The rise in raw material costs resulted in a LIFO inventory valuation reserve charge of $1.4 million in 2004 compared to a $0.4 benefit in 2003.

    -- Results benefited from $2.4 million of cost reductions, before the effects of inflation.

    Retirement Benefit Expense

    -- Retirement benefit expense declined to $24.8 million in the third quarter 2004, compared to $33.5 million in the third quarter 2003, primarily as a result of actions taken in the second quarter 2004 to control retiree medical costs.

    -- For the third quarter 2004, retirement benefit expense included in cost of sales was $17.7 million, and in selling and administrative expenses was $7.1 million. For the third quarter 2003, retirement benefit expense included in cost of sales was $23.1 million, and in selling and administrative expenses was $10.4 million.

    -- ATI is not required to make cash contributions to its U.S. defined benefit pension plan for 2004. During the third quarter 2004, we made a $50 million voluntary cash contribution to this defined benefit pension plan to improve the plan's funded position. Based on current actuarial studies, ATI does not expect to be required to make cash contributions to its U.S. defined benefit pension plan during the next several years. However, we may elect, depending upon investment performance of the pension plan assets and other factors, to make additional cash contributions to this pension plan in the future.

    2003 Net Special Charges

    -- Results for the third quarter 2003 included net special charges of $3.0 million after-tax, or $(0.04) per share. Special charges included after-tax costs of $5.4 million associated with the termination of certain employee benefit plans, executive management transition, and workforce reductions. These expenses were partially offset by $2.4 million, after-tax, of interest income related to a Federal income tax settlement associated with prior years.

    Other Expenses

    -- Corporate expenses for the third quarter 2004 were $7.4 million compared to $4.1 million in the year-ago period. This increase is primarily due to expenses associated with incentive compensation programs and costs of complying with Sarbanes-Oxley regulations, which more than offset savings associated with reductions in staffing and other efforts to control costs at the corporate office.

    -- Excluding the effects of retirement benefit expense and an increase of $1.8 million in non-cash stock-based compensation expense compared to the prior year quarter, selling and administrative expenses as a percentage of sales declined to 6.6% in the 2004 third quarter from 8.8% in the same period of 2003.

    -- Third quarter 2004 interest expense, net of interest income, increased to $9.3 million from $4.1 million in the year-ago period primarily as a result of the recognition in the third quarter 2003 of interest income of $4 million, pretax, related to a Federal income tax settlement associated with prior years, and interest associated with the financing of the June 1, 2004, J&L asset acquisition. In the third quarter 2004, we terminated the "receive fixed, pay floating" interest rate swap contracts outstanding and realized net cash proceeds of $1.5 million. Since these interest rate swap contracts were designated as a hedge of interest expense on our 10-year Notes due 2011, the $1.5 million gain realized on termination of the contracts will be recognized ratably into income over the remaining life of the Notes as a reduction to interest expense.

    -- No income tax benefit was recognized for the first nine months of 2004 since we cannot tax benefit current operating losses due to cumulative losses incurred during 2001 through 2003. We recorded a valuation allowance in the 2003 fourth quarter for a major portion of our deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes". Future tax provisions or benefits will be recognized when taxable income exceeds the 2003 net operating tax loss carry-forward, or when tax losses, if any, are recoverable as cash refunds.

    Cash Flow, Working Capital and Debt

    -- Cash on hand was $262.6 million at September 30, 2004. On July 28, 2004, the sale of 13.8 million shares of ATI common stock was completed in a public offering at $17.50 per share with net cash proceeds of $229.7 million.

    -- Cash flow from operations for the first nine months of 2004 was $8.5 million as improved operating results for 2004 and the receipt of a $7.2 million Federal income tax refund pertaining to our 2003 tax return offset a $147.7 million increase in managed working capital and a $50 million voluntary contribution to the Company's U.S. defined benefit pension plan.

    -- The increase in managed working capital was due to a $85.4 million increase in accounts receivable, which reflects the higher level of sales in the third quarter 2004 compared to the fourth quarter 2003, and a $133.1 million increase in inventory mostly as a result of higher raw material costs, partially offset by a $70.8 million increase in accounts payable. Most of the increase in raw material costs should be recovered through surcharge and index pricing mechanisms.

    -- At September 30, 2004, managed working capital was 26.3% of annualized sales, excluding the effect of the J&L asset acquisition, compared to 30.7% of annualized sales at 2003 year-end. We define managed working capital as accounts receivable and gross inventories less accounts payable. While inventory and accounts receivable balances increased during the first nine months of 2004, gross inventory turns, which excludes the effect of LIFO inventory valuation reserves, and days sales outstanding, which measures actual collection timing for accounts receivable, both improved over 2003 year-end levels.

    -- Cash used in investing activities was $46.5 million in the first nine months of 2004 and consisted primarily of $37.1 million of capital expenditures, net of $2.4 million of proceeds from the disposal of miscellaneous assets. Cash used in investing activities also included $7.5 million for the J&L asset acquisition.

    -- Cash provided by financing activities was $221.0 million in the first nine months of 2004, and included net proceeds of $229.7 million from the sale of common stock, $1.5 million received on the termination of the interest rate swap arrangements discussed above, and $5.1 million of proceeds received from the exercise of stock options, offset by a decrease in net borrowings of $5.6 million, and payment of dividends of $9.7 million.

    -- Net debt to total capitalization ratio improved to 45.7% at September 30, 2004 from 72.1% at the end of 2003.

    -- There were no borrowings outstanding during the first nine months of 2004 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

    New Accounting Pronouncement Adopted in 2003

    The adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") resulted in an after-tax charge of $1.3 million, or $(0.02) per share in the 2003 first quarter. This charge is reported as a cumulative effect of change in accounting principle.

    Allegheny Technologies will conduct a conference call with investors and analysts on October 20, 2004, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Third Quarter Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.
    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve, including the commercial aerospace, construction and mining, automotive, electrical energy, chemical process industry/oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding;
(f) significant legal proceedings or investigations adverse to us; and
(g) the other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2003, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, and other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $2.4 billion during the 12-month period ending September 30, 2004. The Company has approximately 9,000 full time employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.



Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited - Dollars in millions, except per share amounts)

                                 Three Months Ended Nine Months Ended
                                    September 30       September 30
                                 ------------------ ------------------
                                   2004     2003      2004      2003
                                 -------- --------- --------- --------

Sales                             $730.6   $482.6  $1,954.9  $1,453.0
Costs and expenses:
   Cost of sales                   653.7    464.4   1,815.0   1,399.4
   Selling and administrative
    expenses                        56.8     60.3     168.3     161.4
   Curtailment (gain), net of
    restructuring costs                -      1.2     (40.4)      1.2
                                 -------- -------- --------- ---------
Income (loss) before interest,
 other expense and income taxes     20.1    (43.3)     12.0    (109.0)
Interest expense, net               (9.3)    (4.1)    (25.3)    (19.9)
Other expense, net                  (2.2)    (0.9)     (1.9)     (0.2)
                                 -------- -------- --------- ---------
Income (loss) before income tax
 benefit and cumulative effect of
 change in accounting principle      8.6    (48.3)    (15.2)   (129.1)
Income tax benefit                     -    (19.5)        -     (48.5)
                                 -------- -------- --------- ---------
Net income (loss) before
 cumulative effect of change
 in accounting principle             8.6    (28.8)    (15.2)    (80.6)
Cumulative effect of change in
 accounting principle                  -        -         -      (1.3)
                                 -------- -------- --------- ---------

Net income (loss)                   $8.6   $(28.8)   $(15.2)   $(81.9)
                                 ======== ======== ========= =========

Basic net income (loss) per
 common share before cumulative
 effect of change in
 accounting principle              $0.10   $(0.36)   $(0.18)   $(0.99)

Cumulative effect of change in
 accounting principle                  -        -         -     (0.02)
                                 -------- -------- --------- ---------

Basic net income (loss) per
 common share                      $0.10   $(0.36)   $(0.18)   $(1.01)
                                 ======== ======== ========= =========

Diluted net income (loss) per
 common share before cumulative
 effect of change in accounting
 principle                         $0.09   $(0.36)   $(0.18)   $(0.99)

Cumulative effect of changein
 accounting principle                  -        -         -     (0.02)
                                 -------- -------- --------- ---------

Diluted net income (loss) per
 common share                      $0.09   $(0.36)   $(0.18)   $(1.01)
                                 ======== ======== ========= =========

Weighted average common shares
 outstanding -- basic (millions)    89.9     81.1      83.7      80.9

Weighted average common shares
 outstanding -- diluted (millions)  94.1     81.1      83.7      80.9

Actual common shares outstanding--
 end of period (millions)           95.5     80.7      95.5      80.7


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit (Loss) by Business Segment
(Unaudited - Dollars in millions)

                                Three Months Ended  Nine Months Ended
                                   September 30       September 30
                                ------------------ -------------------
                                   2004     2003      2004      2003
                                --------- -------- --------- ---------
Sales:
Flat-Rolled Products              $465.5   $258.9  $1,174.3    $774.9
High Performance Metals            192.5    162.3     563.7     490.1
Engineered Products                 72.6     61.4     216.9     188.0
                                --------- -------- --------- ---------

Total External Sales              $730.6   $482.6  $1,954.9  $1,453.0
                                ========= ======== ========= =========

Operating Profit (Loss):

Flat-Rolled Products               $26.7    $(4.9)    $35.7    $(12.4)
% of Sales                           5.7%    -1.9%      3.0%     -1.6%

High Performance Metals             21.4      9.5      41.8      29.4
% of Sales                          11.1%     5.9%      7.4%      6.0%

Engineered Products                  5.2      1.2      14.5       6.2
% of Sales                           7.2%     2.0%      6.7%      3.3%
                                --------- -------- --------- ---------

    Operating Profit                53.3      5.8      92.0      23.2

% of Sales                           7.3%     1.2%      4.7%      1.6%

Corporate expenses                  (7.4)    (4.1)    (21.9)    (14.2)

Interest expense, net               (9.3)    (4.1)    (25.3)    (19.9)
                                --------- -------- --------- ---------
Subtotal                            36.6     (2.4)     44.8     (10.9)

Curtailment gain, net of
 restructuring costs                   -        -      40.4         -

Management transition and
 restructuring costs                   -     (8.6)        -      (8.6)

Other expenses, net of gains
 on asset sales                     (3.2)    (3.8)     (5.6)     (7.9)

Retirement benefit expense         (24.8)   (33.5)    (94.8)   (101.7)
                                --------- -------- --------- ---------

Income (loss) before
 income taxes                       $8.6   $(48.3)   $(15.2)  $(129.1)
                                ========= ======== ========= =========


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                            September 30, December 31,
                                                2004          2003
                                            ------------- ------------
ASSETS

Current Assets:
Cash and cash equivalents                         $262.6        $79.6
Accounts receivable, net of allowances for
 doubtful accounts of $11.2 and $10.2 at
 September 30, 2004 and December 31, 2003,
 respectively                                      365.2        248.8
Inventories, net                                   460.8        359.7
Income tax refunds receivable                          -          7.2
Prepaid expenses and other current assets           31.0         48.0
                                            ------------- ------------
   Total current assets                          1,119.6        743.3

Property, plant and equipment, net                 727.2        711.1
Cost in excess of net assets acquired              204.6        198.4
Deferred pension asset                             144.0        144.0
Deferred income taxes                               34.3         34.3
Other assets                                        59.2         53.8
                                            ------------- ------------

Total Assets                                    $2,288.9     $1,884.9
                                            ============= ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                  $259.1       $172.3
Accrued liabilities                                218.7        194.6
Short-term debt and current portion
 of long-term debt                                  33.9         27.8
                                            ------------- ------------
   Total current liabilities                       511.7        394.7

Long-term debt                                     557.3        504.3
Accrued postretirement benefits                    473.8        507.2
Pension liabilities                                248.2        220.6
Other long-term liabilities                        107.6         83.4
                                            ------------- ------------
Total liabilities                                1,898.6      1,710.2
                                            ------------- ------------

Total stockholders' equity                         390.3        174.7
                                            ------------- ------------

Total Liabilities and Stockholders' Equity      $2,288.9     $1,884.9
                                            ============= ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited--Dollars in millions)
                                                    Nine Months Ended
                                                       September 30
                                                    ------------------
                                                      2004      2003
                                                    --------- --------
Operating Activities:

  Net loss                                            $(15.2)  $(81.9)
  Cumulative effect of change in accounting
   principle                                               -      1.3
  Non-cash curtailment gain and restructuring
   charges, net                                        (45.6)       -
  Depreciation and amortization                         56.4     55.7
  Deferred income taxes                                    -    (40.7)
  Pension contribution                                 (50.0)       -
  Change in pension assets/liabilities                  51.9     66.0
  Income tax refunds receivable                            -    (17.1)
  Income tax refunds received                            7.2     48.5
  Change in managed working capital                   (147.7)   (36.2)
  Postretirement benefits                               20.0      8.7
  Accrued liabilities and other (a)                    131.5     47.8
                                                    --------- --------
Cash provided by operating activities                    8.5     52.1
                                                    --------- --------
Investing Activities:
  Purchases of property, plant and equipment           (39.5)   (51.5)
  Acquisition of business                               (7.5)       -
  Asset disposals and other                              0.5      4.5
                                                    --------- --------
Cash used in investing activities                      (46.5)   (47.0)
                                                    --------- --------
Financing Activities:
  Net increase (decrease) in debt                       (5.6)    13.3
  Interest rate swap termination                         1.5     15.3
  Issuance of common stock                             229.7        -
  Dividends paid                                        (9.7)   (14.6)
  Exercises of stock options                             5.1        -
                                                    --------- --------
Cash provided by financing activities                  221.0     14.0
                                                    --------- --------
Increase in cash and cash equivalents                  183.0     19.1
Cash and cash equivalents at beginning of period        79.6     59.4
                                                    --------- --------
Cash and cash equivalents at end of period            $262.6    $78.5
                                                    ========= ========

(a) Includes LIFO inventory valuation reserves of $82.7 million and $22.8 million for the nine months ended September 30, 2004 and 2003, respectively, which are excluded from managed working capital.

Supplemental non-cash investing and financing activities

On June 1, 2004, the Company acquired substantially all of the assets of J&L Specialty Steel, LLC for consideration of $67.2 million. Cash paid at closing was $7.5 million, with promissory notes payable to the seller of $59.7 million.


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

                                  Three Months Ended Nine Months Ended
                                     September 30      September 30
                                  ------------------ -----------------
                                    2004      2003     2004     2003
                                  --------- -------- -------- --------
Volume:
  Flat-Rolled Products (finished
   tons)                           170,181  119,564  428,926  359,082
                                  --------- -------- -------- --------
    Commodity                      129,184   86,519  309,038  257,348
    High value                      40,997   33,045  119,888  101,734
  High Performance Metals
     (000's lbs.)
    Nickel-based and
     specialty steel alloys          8,227    8,965   25,815   27,114
    Titanium mill products           5,130    4,813   15,809   14,045
    Exotic alloys                      912    1,052    3,179    3,144

Average Prices:
  Flat-Rolled Products  (per
   finished ton)                    $2,732   $2,165   $2,736   $2,156
    Commodity                       $2,198   $1,570   $2,141   $1,561
    High value                      $4,418   $3,722   $4,268   $3,660
  High Performance Metals (per
   lb.)
    Nickel-based and specialty
     steel alloys                    $9.09    $6.44    $8.30    $6.54
    Titanium mill products          $12.53   $11.05   $11.70   $11.68
    Exotic alloys                   $46.12   $38.16   $40.86   $38.01


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

                                            September 30, December 31,
                                                2004          2003
                                            ------------- ------------

Accounts receivable                               $365.2       $248.8
Inventory                                          460.8        359.7
Accounts payable                                  (259.1)      (172.3)
                                            ------------- ------------
Subtotal                                           566.9        436.2

Allowance for doubtful accounts                     11.2         10.2
LIFO reserve                                       194.4        111.7
Corporate and other                                 24.5         17.4
                                            ------------- ------------
Managed working capital                           $797.0       $575.5
                                            ============= ============

Annualized prior 2 months sales                 $3,026.0     $1,874.0
                                            ============= ============

Managed working capital as a
 % of annualized sales                              26.3%        30.7%

September 30, 2004 change in managed
 working capital                                  $221.5
Acquisition of J&L managed working capital         (73.8)
                                            -------------
Net change in managed working capital             $147.7
                                            =============

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                            September 30, December 31,
                                                2004          2003
                                            ------------- ------------

Total debt                                        $591.2       $532.1
Less: Cash                                        (262.6)       (79.6)
                                            ------------- ------------
Net debt                                          $328.6       $452.5

Net debt                                          $328.6       $452.5
Stockholders' equity                               390.3        174.7
                                            ------------- ------------
Total capital                                     $718.9       $627.2

Net debt to capital ratio                           45.7%        72.1%
                                            ============= ============

In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004